NATIONAL PROPERTIES CORPORATION
4500 Merle Hay Road
Des Moines, Iowa 50310

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2004


NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of National Properties Corporation will be held at the offices of the Company, 4500 Merle Hay Road, Des Moines, Iowa, on Friday, May 21, 2004, at 10:00 a.m., Des Moines time, for the following purposes.

(a)   Election of one nominee to the Board of Directors;

(b) Approval of the appointment of Northup, Haines, Kaduce, Schmid, Macklin, P.C., as independent certified public accountants for the Company; and

(c) Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 9, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend, however, please sign, date and return the enclosed proxy at your earliest convenience in the enclosed return envelope.

BY ORDER OF THE BOARD OF DIRECTORS



KRISTINE M. FASANO
Secretary

Des Moines, Iowa
April 23, 2004



VOTING YOUR PROXY IS IMPORTANT
------------------------------

The Company has approximately 550 stockholders. To assure a proper representation at the meeting, each stockholder is requested to promptly complete and return the enclosed proxy, using the accompanying addressed envelope.

PROXY STATEMENT

NATIONAL PROPERTIES CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
May 21, 2004


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National Properties Corporation (the "Company") for use at the annual meeting of stockholders to be held at the offices of the Company, 4500 Merle Hay Road, Des Moines, Iowa, at 10:00 a.m., Des Moines time, on Friday May 21, 2004, and at any adjournments thereof.

SHARES OUTSTANDING AND VOTING RIGHTS

On April 9, 2004, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, the Company had outstanding 409,133 shares of Common Stock, which is the only voting security of the Company. Holders of the Common Stock are entitled to one vote on a noncumulative basis for each share held on the record date in the election of directors and on any other matters brought before the meeting. Any person giving a proxy has the right to revoke it at any time before it is voted by written notice to the Secretary. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies.

To the Company's knowledge, the following persons owned or may be deemed to have beneficial ownership or control of, by virtue of actual or attributed voting rights or investment powers, more than 5% of the outstanding shares of Common Stock of the Company:

                                    Number of Shares
                                    In which Voting
                                    Rights or
                        Number      Investment Power               Percentage
                        of Shares   May  Be Deemed       Total     of Shares
Name                    Owned       To Exist             Shares    Outstanding
----                    ----------  -----------------   --------   -----------

Raymond Di Paglia (2)
(as of April 9, 2004)     131,000       86,000(1)       217,000(1)      53.04%
4500 Merle Hay Road
Des Moines, Iowa 50310

Robert W. Guely
(as of April 9, 2004)      30,000(3)    30,000(3)        30,000(3)       7.33%
4320 Park Hill Cir.
Urbandale, Iowa 50322

I. Wistar Morris III
(as of December 30, 2001)  29,621(4)    29,621(4)        29,621(4)       7.24%
200 Four Falls Corp. Center, Suite 208
W. Conshohocken, PA 19428

(1) Includes 1,000 shares which were purchased and are owned by his wife, and 85,000 shares which are held as trustee of a testamentary trust created under his father's will. Mr. Di Paglia disclaims beneficial ownership and control of these shares, except to the extent of his beneficial interest in the testamentary trust.

(2)   Mr. Di Paglia may be deemed to be a controlling person of the Company.

(3) These shares are held by two trusts of which Mr. Guely serves as trustee and is a beneficiary.

(4) As reported on Schedule 13D filed with the Securities and Exchange Commission on December 30, 2001.

ELECTION OF DIRECTORS
Nominee

The Restated Articles of Incorporation provide for the classification of the terms of the directors, and each director is elected to a three-year term. At the 2004 annual meeting, one director is to be elected. The Board of Directors has nominated Tim Lynch for election to a term which will expire in the year 2007. Unless otherwise indicated on any proxy, the proxies being solicited by the Board of Directors will be voted for Tim Lynch who presently serves as director. If Tim Lynch becomes unable to accept nomination or election for any reason, an event which the Board of Directors does not anticipate, the enclosed proxy will be voted for such other person(s) as may be determined by the holders of such proxy.

The nominee for election, and the names and terms of office of those directors whose term do not expire at the annual meeting, are:

The Nominee                               The Continuing Directors
------------                              ------------------------
Term Expiring 2007            Term Expiring 2005            Term Expiring 2006
------------------            ------------------            ------------------

Tim Lynch                     Kristine M. Fasano            Raymond Di Paglia
                              Robert H. Jamerson

INFORMATION ABOUT THE NOMINEE, THE CONTINUING DIRECTORS AND THE EXECUTIVE
OFFICERS

The Nominee and the Continuing Directors
                                                           Shares   Percentage
                                                           Benefi-          of
Name, Age                Principal Occupation    Director  cially  outstanding
and Position             During Past Five Years   Since   Owned(1)      Shares
------------             ----------------------   -----   --------     -------

Raymond Di Paglia, 74    President of the Company  1960    217,000(2)   53.04%
 President
 and Director(3)

Robert H. Jamerson, 71   Retired Architect         1965      1,460       0.36%
 Director(4)             Since June, 2001

Kristine M. Fasano, 52   Vice President,           1979      3,000       0.73%
 Vice President,         Secretary, Treasurer
 Secretary, Treasurer,   and Company Attorney
 Director(3)

Tim Lynch, 41            Private Law Practice,     2002        100       0.02%
 Director(4)             Des Moines, IA
                         Since 1999, Lease Administrator
                         US Cellular, Cedar Rapids, IA

All executive officers and
directors as a group (4 persons)                           221,560      54.15%

(1)   As of April 9 2004.

(2) Includes 1,000 shares which were purchased and are owned by his wife, and 85,000 shares which are held as trustee of a testamentary trust created under his father's will. Mr. Di Paglia disclaims beneficial ownership and control of these shares, except to the extent of his beneficial interest in the testamentary trust.

(3)   Kristine M. Fasano is the daughter of Raymond Di Paglia.

(4)   Member of the Audit Committee of the Board of Directors.

The Board of Directors and Committees of the Board

The corporate powers of the Company are exercised by or under the authority of, and the business affairs of the Company are managed under the direction of the Board of Directors. During 2003, the Board of Directors held twelve regular meetings. In carrying out its responsibilities, the Board of Directors has established an Audit Committee, the membership of which is indicated in the above table. Each director attended more than 75% of the meetings of the Board and any committee on which such director served in 2003.

Audit Committee

In 2003, Robert H. Jamerson and Tim Lynch were members of the Audit Committee. Robert H. Jamerson served as Chairman of the committee. The board of Directors has determined that Audit Committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and are independent as defined under the rules of the NASDAQ Stock Market. The Board of Directors has determined that neither director in an "audit committee financial expert", as that term is defined in Item 401(h) of Regulations S-K for purposes of current and recently adopted Section 10A(m)(3) of the Securities Exchange Act of 1934. The two directors, an architect and an attorney, have extensive experience in building and leasing properties. In the view of the Board of Directors, the Company's operations and accounting do not justify a financial expert on the audit committee.

The duties of the Audit Committee, which met three times during 2003, are to recommend to the Board of Directors the selection of the independent auditors; consult with the auditors prior to and at the conclusion of the annual audit with respect to matters of interest to the Committee; review with the auditors the adequacy of internal controls, accounting personnel and proposed changes in accounting policies; review with the auditors and management any comments or recommendations from the auditors with respect to accounting procedures; and approve the type, scope and costs of services to be performed by the auditors. During its 2003 meetings, the Audit Committee, approved in accordance with its policy of pre-approving all such services, the type, scope and costs of services to be performed by the auditors. The Company's Board of Directors has not adopted a written charter for the Audit Committee.

Audit Fees

The aggregate audit fees billed for professional services rendered by Northup, Haines, Kaduce, Schmid, Macklin, P.C. (the "Auditor") for the fiscal years ending December 31, 2003 and 2002 were $39,500 and $30,527. This amount includes fees necessary to perform an audit and quarterly reviews in accordance with generally accepted auditing standards and services that generally only the independent auditor can reasonably provide.

Tax Fees

Fees of $3,200 and $2,850 were incurred for the professional tax services rendered by the auditor for the fiscal years ending December 31, 2003 and 2002. More specifically, these services include the preparation of Federal and State corporate income tax filings. The Company's Audit Committee has concluded that the non-audit services performed for the Company are compatible with maintaining the principal accountant's independence.

All Other Fees

There were no fees billed by Northup, Haines, Kaduce, Schmid, Macklin, P.C. to the Company for 2003, or 2002 for any other services rendered to the Company.

Compensation of Executive Officers

The following table sets forth the annual compensation of the President and Chief Executive Officer of the Company for each year of the 3-year period ended December 31, 2003.

Summary Compensation Table

Name and Position    Year      Salary
-------------------  ----     -------
Raymond Di Paglia    2003     151,262
President & Chief    2002     137,781
Executive Officer    2001     133,813


Mr. Di Paglia is employed under a ten-year contract which is automatically renewed each year in the absence of action to the contrary by the Board of Directors. His annual compensation is subject to an increase equal to the greater of 3% or the increase in the Consumer Price Index (CPI-U). In the event the Company should terminate Mr. Di Paglia's employment, other than for disability or for cause, he shall be entitled to receive (without offset by earnings of subsequent employment) his then annual compensation for the unexpired term (presently ten years) of the contract, payable at his election, monthly over such period (presently $1,493,500 payable in 120 monthly installments) or in a lump sum discounted to present value (presently $1,233,000). The Company shall be deemed to have terminated the contract for the foregoing purposes in the event of Mr. Di Paglia's determination made in good faith that, as a result of a change of control of the Company, and a change in the circumstances which thereafter significantly affect his position, he is unable to carry out
the authorities, powers and duties attached to this position.   A change
in control would be deemed to have occurred upon the acquisition by a person (or group of persons acting in concert), other than Mr. Di Paglia, of over 50% of the Common Stock of the Company, or a significant change in the composition of the Board of Directors without the concurrence of the present directors. A termination would also be deemed to occur in the event a successor to the Company in a business combination did not assume the employment contract.

The Company has a profit-sharing plan qualified under Section 401 of the Internal Revenue Code under which employees of the Company, including two executive officers, may receive benefits upon retirement. Under the plan, the Company contributes the lesser of 25% of the compensation of the participating employees, or 5% of the pre-tax profits of the Company for such year (excluding any capital gains or losses). All employees are eligible to participate upon meeting certain requirements. Plan participants vest at the rate of 10% annually for the first two years and 20% annually for the next four years of service. Benefits are payable at normal retirement age 65 under a variety of payment options upon disability, and upon termination of service before normal retirement age in specified circumstances. For the year ended December 31, 2003, the Company contributed $67,945 to the plan, of which $38,592 was credited to Raymond Di Paglia, and $16,584 was credited to Kristine M. Fasano. Because amounts contributed to the plan in the future will be dependent upon future profits, it is not possible to presently estimate the amount of benefits which may be payable to the executive officers of the Company upon retirement.

Compensation of Directors

Directors' fees of $1,700 were paid for each meeting attended in 2003 to the directors who were not also employees of the Company. No additional compensation was paid for service on the Audit Committee.

APPROVAL OF APPOINTMENT OF ACCOUNTANTS

The Board of Directors of the Company has selected Northup, Haines, Kaduce, Schmid, Macklin, P.C., as independent certified public accountants to provide auditing services to the Company for the year 2004. This firm provided the 2003 audit services for the Company, and is believed by the Board of Directors to be well qualified to continue this service. A representative of the firm is expected to be present at the meeting to respond to appropriate questions, and to make a statement if such representative desires to do so. The approval of the selection of Northup, Haines, Kaduce, Schmid, Macklin, P.C., is being submitted to the stockholders at the meeting. The Board of Directors recommends approval of this appointment. If such appointment is not approved, the Board of Directors will appoint other auditors deemed suitable by it.

The Board of Directors recommends a vote FOR the proposal to approve the appointment of Northup, Haines, Kaduce, Schmid, Macklin, P.C. The enclosed proxy will be so voted unless a contrary specification is made.

Board Nominating Process

The Company does not have a standing nominating committee of the Board of Directors or a committee performing similar functions. Historically, changes in the membership of the Company's Board of Directors have been relatively infrequent. In the view of the Board of Directors the amount of nominating activity does not justify the establishment of such a committee. The Board of Directors has directly performed and expects that it will continue to be capable of directly performing all nominating functions. Therefore, the Board of Directors has concluded that such a committee is not needed. In connection with its performance of such nominating functions, the Board of Directors does not have a charter.

All directors would participate in the consideration of director nominees. Each of the directors, with the exceptions of Mr. Di Paglia and Ms. Fasano, is independent as defined under the roles of the NASDAQ Stock Market. If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Board of Directors and all directors would participate in the selection of a person to fill each such vacancy.

The Board will utilize a variety of methods for identifying and evaluating candidates for director. The size of the Board is established by the Company's bylaws. The Board will regularly assess whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, shareholders, or other persons. The Board has never paid fees to any third party to identify, evaluate, or to assist in identifying or evaluating, potential nominees, and it does not now anticipate that it will be necessary to do so in the future.

The Board is not obliged to nominate any candidate for election. Candidates will be evaluated at meetings of the Board. In evaluating possible candidates for membership on the Board of Directors, the Board will seek to achieve a balance of knowledge, experience, and capability on the Board and to address the following qualifications. Members of the Board should have the highest professional and personal ethics and values and excellent personal and professional reputations. They should have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to furthering the long-term as well as short-term interest of the Company and its shareholders, and in doing so they should be willing to consider the effect of any action on the Company's shareholders, employees, suppliers, creditors, and customers and on the communities in which the Company and its subsidiary operate. They should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all directors' duties. The Board of Directors reserves the right to modify these qualifications from time to time.

In general, advance notice of the shareholder's intention to nominate such candidate for election to the Board must be given to the Company's Secretary. In order to be considered for nomination by the Board of Directors in connection with the Annual Meeting of Shareholders to be held in 2005, such advance notice of nominations must be received by the Company no later than December 24, 2004. A shareholder's advanced notice of nomination should set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected); and (ii) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner, (B) the number of shares of Common Stock that are owned (beneficially or of record) by such shareholder and such beneficial owner, (C) a description of all arrangements or understanding between such shareholder and such beneficial owner and any other person or persons (including their names) in connection with the nomination, and (D) a representation that such shareholder or its agent or designee intends to appear in person or by proxy at the annual meeting to place such candidate in nomination for election as a director.

Communication with the Board of Directors

The Board of Directors has established a process for shareholders of the Company to send communications to the Board. Any shareholder desiring to communicate with the Board or one or more individual Board members may write to the Secretary of the Company at the following address:

          National Properties Corporation
          Board of Directors
          c/o Secretary
          4500 Merle Hay Road
          Des Moines, IA  50310

The Secretary of the Company has been instructed to forward all such communications to all Board members. The Board of Directors has adopted a policy requiring that a copy of all communications addressed to any member of the Board of Directors in his or her capacity as a director be promptly provided to the Secretary of the Company for distribution to all other members of the Board of Directors. All directors will consider any communication from a shareholder directed to the Board of Directors or to any one or more individual Board members in such capacity. The chief Executive Officer of the Company will determine if any shareholder communication not addressed to Board members should be considered by the Board.

Director Attendance at Annual Meetings

Subject to illness or unusual circumstances all Board members are expected to attend the annual meeting. All four (4) Board members attended the prior year's annual meeting

The report of the Audit Committee that follows shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

We have reviewed National Properties Corporation's audited financial statements as of and for the years ended December 31, 2003, and met with both management and Northup, Haines, Kaduce, Schmid, Macklin, P.C., National Properties Corporation's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.

We have received from and discussed with Northup, Haines, Kaduce, Schmid, Macklin, P.C. the written disclosure and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committee). These items related to that firm's independence from the Company. We also discussed with Northup, Haines, Kaduce, Schmid, Macklin, P.C. any matters required to be discussed by Statements on Auditing Standards No. 61 (Communications with Audit Committee).

Based on these reviews and discussions, we recommended to the Board that the Company's audited financial statements be included in National Properties Corporation's annual report on Form 10-K for the year ended December 31, 2003.

Robert H. Jamerson (Chair)
Tim Lynch

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2005 annual meeting must be received by the Company for inclusion in its proxy soliciting materials to such meeting no later than December 24, 2004.

OTHER BUSINESS

The Board of Directors is not aware of any other business which will come before the meeting. If any other business should come before the meeting, the persons named in the accompanying proxy will vote on it according to their best judgment.

COST AND METHOD OF PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send the proxy material to their principals, and the Company will reimburse them for their expenses in doing so. Proxies may also be solicited personally or by telephone or telegraph by the directors and officers without additional compensation.

By Order of the Board of Directors


KRISTINE M. FASANO
Secretary

Des Moines, Iowa
April 23, 2004




PROXY NATIONAL PROPERTIES CORPORATION
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints RAYMOND DI PAGLIA, ROBERT H. JAMERSON AND KRISTINE M. FASANO, or any one or more of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of NATIONAL PROPERTIES CORPORATION, to be held on May 21, 2004, at 4500 Merle Hay Road, Des Moines, Iowa, and at any adjournments thereof, with all power which the undersigned would possess if personally present, and vote all shares of stock which the undersigned may be entitled to vote, as designated on reverse side.

The proxies are instructed to vote as indicated on the other side. Where no indication is shown, they are to vote FOR items 1 and 2. In addition, they may vote in their discretion on such other matters as may properly come before the meeting.

(Please mark this Proxy and sign and date it on the reverse side hereof, and return it in the enclosed envelope).

The Board of Directors recommends a vote FOR Items (1) and (2).
I plan to attend
the meeting          0

1.   Election of Director, Nominee: Tim Lynch

For                       Withhold
Nominee                   Authority

 0                            0

2. Proposal to approve the appointment of Northup, Haines, Kaduce, Schmid, Macklin, P.C. as independent Certified Public Accountants.

FOR         AGAINST       ABSTAIN

 0            0              0          PLEASE NOTE ANY CHANGE OF ADDRESS

Dated: ______________________________, 2004.
Signature of shareholder(s)

Please date, sign exactly as name(s) appear hereon and return in the enclosed envelope (Do not print). Fiduciaries, please add titles.